Exhibit 10.2

AFFILIATE AGREEMENT

This Affiliate Agreement (“Agreement”) is between American Business Alliance, Inc., DBA Business Alliance (“Company”), and _Zoran Cvetojevic, SportsQuest, Inc. , the undersigned affiliate (“Affiliate”). Company is engaged in the business of consulting with and or representing franchisors in connection with the sale of their franchises or resales of their existing franchises. Company and its affiliates work with potential franchisees and provide them with information to help them determine what type of franchise and which franchisors might be most suitable for them. In consideration of the promises made and intending to be legally bound, Company and Affiliate agree as follows:

1.01	Company grants Affiliate the non-exclusive right to refer to the general public new franchise opportunities or resales from Company’s inventory of franchise offerings (the “Company Inventory”) developed through Company’s representation agreements with franchisors and business partners (each, a “Seller”).

1.02	The initial term of this Agreement is three years from the date of this Agreement with automatic renewal as described below, unless terminated earlier under the provisions of this Agreement.

If Affiliate is not then in default under this Agreement, then upon expiration of the initial term, the term of this Agreement will automatically renew for additional successive three-year terms unless either party provides written notice of non-renewal to the other party at least 60 days prior to the end of the then-current term. If either party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current term.

During the initial term and any renewal term, Company may condition renewal on the parties signing Company’s then-current affiliate agreement (which may vary in material ways from this Agreement, including new required training) by providing written notice of the condition to Affiliate at least 60 days prior to the end of the then-current term. If such notice is timely, unless terminated earlier under the provisions of this Agreement, this Agreement will terminate on the expiration of the then-current term; and the relationship between Company and Affiliate will thereafter continue only under the terms of, and only if Affiliate has signed, Company’s then-current affiliate agreement.

1.03	Affiliate is free to operate its business nationally and internationally without geographic restraints from Company. Affiliate’s rights under this Agreement are non-exclusive and Company reserves the right to grant others the same rights as Affiliate everywhere.

1.04	While this Agreement is in effect, Affiliate shall not work for, join, or be a member of any other franchise brokerage organization, or any company that provides franchise brokerage services or any similar services competitive with Company’s business. Affiliate may enter into an independent commission agreement directly with a franchise system that is not part the Company Inventory, upon giving Company written notice with the name of the franchisor.

1.05	Upon any successful franchise sale resulting from Affiliate’s referral to a Seller, Affiliate will send completed BAI Invoice Form to Seller (franchise company). Affiliate will either be paid directly by the Seller in the form of a commission, or Company will be paid the commission, at Company’s discretion, and as specified in the applicable representation/referral agreement between Company and the Seller. Normally, all commissions, referral fees, residual payments, bonuses, and royalties (collectively, “Commissions”) are payable to Company by the applicable Seller. If a Seller pays Affiliate’s Commissions directly to Company, Company hereby assigns to Affiliate its right to 90% of such Commissions and shall forward 90% of such Commissions directly to Affiliate within 24 hours that payment is received (cleared at Company bank) by Company. If Affiliate refers a person to a Seller in the current Company Inventory and the referral results in a sale, Affiliate must inform the Seller that Affiliate is invoicing the sale through Company.

A.	At Company’s discretion, a Seller may pay Affiliate’s Commissions directly to Affiliate, in which case upon receipt of any such Commission payment, Affiliate agrees to forward to Company an amount equal to 10% of the Commission received. Payment must be received by Company within 10 business days of receipt by Affiliate. After the Seller pays Affiliate 90% of the Commission and pays 10% of the Commission to Company, neither Affiliate nor Company shall have any further obligation to remit to each other any other payments related to that particular franchise sale.

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B.	Commissions will decrease to 5% to the Company and increase to 95% to the Affiliate when the Affiliate has either eight (8) paid invoices or received $250,000 in total referral commissions to Company, whichever is reached first. This new split will continue for the term and any renewal term of this Agreement.

C.	Pass-Through Commissions will be awarded to Affiliate who receives Commissions over $250,000 during a calendar year, January through December. During this time, upon Commission cap of $250,000 being received, 100% of received Commissions will be paid to Affiliate by Company. This Pass-Through is reset each January.

Commissions are paid solely by Sellers. Subject to Company’s obligation to remit part of Commission payments due to the Affiliate pursuant to this Agreement upon receipt of such payments by Company, Company shall not be liable to Affiliate if a Seller fails to make a required Commission payment. In the event of the failure of a Seller to pay a Commission to Affiliate or Company pursuant to a representation agreement, Company may take such action as it deems appropriate, on its own behalf and on behalf of Affiliate, to recover such Commissions from the Seller or, in the alternative and at the election of Affiliate, assign to Affiliate its rights and interest under the representation contract to collect the unpaid Commissions. Neither Company nor Affiliate is responsible to the other for the errors and omissions of Sellers.

1.06	Affiliate will make periodic reports to Company on all its franchise sales, including name of Seller, name of purchaser, amount of initial franchise fee, date of sale, and such other information as Company may require. Reports will be made in such form, manner and time as Company directs.

1.07	Affiliate is responsible for and will pay all of its expenses incurred in performance of its obligations under this Agreement, including the generation of leads, and shall not represent that Company is in any way liable or responsible for such expenses. This Agreement shall not be construed as giving Affiliate any authority to ask for or charge such expenses on behalf of Company.

1.08	Affiliate will learn about and comply with all applicable federal, state, and local laws, ordinances, rules, regulations, standards, and interpretations thereof (“Laws”), including those related to franchise registration and disclosure. Affiliate will save and hold harmless Company and its officers, directors, and employees, against all claims, demands, actions, damages, costs, and liabilities of any kind (including reasonable attorney fees), arising directly or indirectly out of or in connection within Affiliate’s failure to comply with all Laws.

1.09	Affiliate may describe its relationship with Company only as a “Business Alliance Registered Franchise Consultant” or as “an Affiliate of Business Alliance”, and may use the Company trademark “Registered Franchise Consultants” to describe our network of affiliates; but only upon completion of the training described in Section 1.12.A. Affiliate will not permit the public to confuse it with Company, and will prominently state and show to the public that it is “independently owned and operated.” Affiliate will use its own trade name, and will not permit its business to be substantially associated with Company’s trademarks. Affiliate will not use Company’s trademarks as part of its trade name or its legal business name.

1.10	This Agreement is applicable only to Affiliate, and may be sold, transferred, or assigned to another party only with the express written approval of the Company, which approval shall not be unreasonably withheld. Any approved sale, transfer or assignment will be subject to Affiliate or its transferee paying to Company a transfer fee not to exceed five percent (5%) of the cost of Company’s then-current initial affiliate fee, and a training fee not to exceed twenty five percent (25%) of the cost of Company’s then-current initial affiliate fee.

1.11	Upon Affiliate’s execution of this Agreement and its acceptance by Company, Affiliate agrees to pay to Company the non-refundable initial affiliate fee of twenty-three thousand nine hundred dollars ($23,900) payable in two installments as specified in Section 1.12 for the rights granted in this Agreement.

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1.12	Affiliate shall pay to Company the sum of two thousand dollars ($2,000) to reserve a space in the training session noted below. Before the start of the training session, Affiliate will pay the balance due of twenty-one thousand nine hundred dollars ($21,900) in the form of a cashier’s check payable to Company (or wire transfer or other payment method acceptable to Company).

A.	Company will provide Phase One Virtual training consisting of ten (10) hours of video conferencing along with potential homework and preparation time before each session. This will be conducted in five 2-hour sessions or four 2 1/2-hour sessions. Affiliate must attend this training, which is conducted by Company for the purpose of instructing Affiliate on Company’s products, systems, procedures, and guidelines. The training session will be scheduled virtually with a designated video conferencing platform upon receipt of the deposit.

B.	Upon completion of the Phase One Virtual training session, Company will provide Affiliate with access to the password protected affiliate intranet site that includes franchise listings, training material, operations, and supporting technical and optional marketing program. Company will also provide optional advertising and promotional material.

C.	Company will supply Affiliate with its current list of approved Sellers. Affiliate will be included by reference in the representation agreement in place between Company and Seller.
D.	After the initial training, Company will supply Affiliate with ongoing support as Company reasonably determines to be appropriate.

1.13	Affiliate agrees to the following:

A.	Affiliate will use its best efforts to identify leads and make successful referrals to Sellers. Affiliate will not violate any standards of conduct outlined in The Business Alliance Business Portfolio, code of conduct, and operations, as either may be subsequently amended.

B.	When working with prospective franchisees, Affiliate will comply with all Laws, including the FTC Franchise Rule and state franchise laws, and any additional requirements required by an applicable Seller.

C.	Affiliate will not at any time or in any manner disclose to any person, firm, or corporation any confidential or trade secret information concerning any matter affecting or relating to the business of Company (“Confidential Information”). Such Confidential Information includes, but is not limited to, competitive expertise, methods, procedures, techniques, documentation, training and operations manuals, directives, systems, information, specifications, trade secrets, customer data, materials connected with the operation and promotion of Company’s business, and any other technical and marketing programs furnished by Company to Affiliate, in whatever media. Affiliate hereby agrees to keep as confidential and not use, copy or distribute except as authorized in this Agreement all Confidential Information provided by Company or its affiliates, both during the term of this Agreement and thereafter for such time as such matters remain confidential to either party or not in the public domain. Affiliate acknowledges that any breach of the terms of this Section 1.12.C will be a material breach of this Agreement. This confidentiality obligation applies to business associates or family members of Affiliate who are working with or for Affiliate in the business as an affiliate of Company and have access to Company confidential information, and Affiliate shall impose similar confidentiality obligations on such persons in a form approved by Company.

D.	Affiliate agrees that in addition to all other rights and remedies available to Company, Company will have the right to obtain temporary and permanent injunctive relief without the necessity of posting a bond.

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E.	Affiliate must make at least one referral that results in a closed sale of a franchise with a Seller in every one hundred eighty (180) day period, with the exception of the first twelve months after completion of training. If Affiliate fails to meet this minimum referral requirement, Company may in its discretion terminate this Agreement or place Affiliate on inactive status. Inactive status removes Affiliate from Company mailing lists, notifications, and Company intranet and extranet access, but does not result in the termination of this Agreement. Company may terminate this Agreement at any time Affiliate is in inactive status.

If Affiliate is moved to inactive status, Affiliate has the option to pay Company a monthly fee for access to Company’s Back Office/Intranet Site (“Access Fee”). If Affiliate thereafter makes a referral to a Seller that results in a franchise sale and a Commission, any Access Fees paid within six (6) months prior to that franchise sale, shall be debited against the 10% share of Affiliate’s Commission that is paid to or retained by Company under Section 1.05.

F.	Company may terminate this Agreement upon written notice to Affiliate if Affiliate breaches this Agreement; provided that Affiliate must have been given written notice of such breach by Company and, if such breach is capable of being cured, a reasonable period in which to cure such breach, which need not be longer than thirty (30) days. On termination of this Agreement, Affiliate shall cease to be an authorized affiliate of Company and: (i) all amounts owing by Affiliate to Company shall become immediately due and payable; and (ii) Affiliate will return all embodiments of Company’s Confidential Information and discontinue directly or indirectly using such Confidential Information.

1.14	Affiliate is an independent contractor. Neither party to this agreement has the power or authority to assume or create obligations, expressed or implied, in the name of the other party, nor to bind the other for any purpose except as specifically provided for in this Agreement. Nothing contained in this Agreement shall be deemed by the parties hereto, or any third person, as creating the relationship of principal and agent, employer and employee, partnership, or joint venture between the parties hereto. Affiliate acknowledges that Company shall not be deemed to be a fiduciary of Affiliate.

1.15	Affiliate agrees that neither Company nor anyone acting on its behalf or purporting to represent it have made any representations or agreements to induce it to enter into this Agreement. No representations have been made concerning prospects for successful operations, the level of business or profits that Affiliate might reasonably expect, or similar matters, all of which Affiliate acknowledges are dependent upon variables beyond Company’s control, including, without limitation, the ability, motivation, and amount and quality of effort expended by Affiliate. Affiliate hereby releases Company, its affiliates, officers, directors, employees or agents from any claims, suits or demands related to any such representations or risk of operations of the business.

Specifically, Affiliate agrees and acknowledges that:

A.	Company has made no guarantees or representation that: (i) Company will find customers or locations for Affiliate, or (ii) Company will purchase products or services from Affiliate, or (iii) Affiliate will or may derive income of any particular level or Company will provide a program which will enable Affiliate to derive income of any particular level, or (iv) that Company will provide a marketing plan for Affiliate.

B.	Company makes no representation that a market exists for the services Affiliate is granted the right to render under the Affiliate Agreement.

C.	The Company nor anyone acting on its behalf has not made any representations or agreements with Affiliate that a market exists for such services.

D.	Affiliate has conducted its own independent investigation and made its own independent determination as to whether a market for such services exists, without reliance on any information from Company or those acting on Company’s behalf.

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E.	Notwithstanding anything to the contrary in this Agreement (including Section 1.12) or Company’s public marketing materials, Affiliate agrees and acknowledges that (i) the Affiliate business does not involve the sale by Affiliate of any products, equipment, supplies, or services, and (ii) Company makes no representation, and neither Company nor anyone acting on Company’s behalf has made any representation, that Company will provide Affiliate with a marketing plan that involves material advice or training relating to the sale of any products, equipment, supplies, or services, and or that Company will prepare or provide the following relating to the sale of any products, equipment, supplies, or services: (1) promotional literature, brochures, pamphlets, or advertising materials; (2) training regarding the promotion, operation, or management of a business; or (3) operational, managerial, or financial guidelines or assistance. Affiliate represents that it has sufficient experience in operating a business and is not relying on receiving any such advice or training from Company.

F.	Affiliate is experienced in planning, management, franchising, business brokerage, OR operating a business, and will produce its own marketing plan, and will be relying solely on its own efforts in conducting the activities contemplated by this Agreement.

G.	If Affiliate resides in New York or does business in New York, Affiliate is not required to use or follow Company’s suggestions, advice, or assistance.

1.16	All notices sent by one party to the other must be hand-delivered, sent by reputable overnight courier, or by registered or certified mail, return receipt requested or by facsimile or email or other electronic means with proof of receipt. Notices must be addressed to a party at its address as designated below, or at any other address a party designates in writing. Any notice is considered received at the time that proof of receipt establishes.

1.17	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, heirs, and personal representatives. No waiver of any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach. Any such waiver must be in writing to be valid.

1.18	If either party brings a court action with respect to the subject matter of this Agreement, the prevailing party or parties, if any, shall be entitled to recover from the adverse party or parties all of the reasonable expenses of the prevailing party, including attorneys’ fees

1.19	This Agreement constitutes the entire agreement between Company and Affiliate and supersedes all prior understandings or agreements on the subject matter hereof. Any representations relied upon are contained within this Agreement, and any understanding or representation not contained herein is not valid or binding. This Agreement may be amended or modified only by an instrument in writing executed by Company and Affiliate.

1.20	This Agreement shall be construed in accordance with the laws of the State of Washington without regard for conflicts of laws principles. This choice of laws will not affect the scope of any statute that by its terms is inapplicable to this Agreement, and nothing in this Agreement will be considered to extend the scope of application of any of such statute. Exclusive jurisdiction and venue for any cause of action arising out of this Agreement shall be limited to the state or federal courts located in King County, Washington.

1.21	All the agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be deemed modified and interpreted as if such invalid agreements or covenants were not contained herein.

1.22	Affiliate acknowledges and agrees: (a) Affiliate is executing this Agreement voluntarily and without any duress or undue influence; (b) Affiliate has carefully read this Agreement and has asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand them; and (c) Affiliate has had the opportunity to seek the advice of an attorney of its choice prior to signing this Agreement.

[Signature Page Follows]

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AFFILIATE:		COMPANY:

American Business Alliance, Inc.,
DBA Business Alliance
By:	/s/ Zoran Cvetojevic	By:	/s/ Gina Johnson
Name:	Zoran Cvetojevic	Gina Johnson
Title (if applicable):	Chairman	President
Business Name:	SportsQuest, Inc.

Date Signed:	Jun 15 2023 15:44 PDT	Date Signed:	Jun 16 2023 07:36 PDT
Address:
500 S Australian Ave # 600		PO Box 2295
West Palm Beach FL		Tacoma, WA 98401

Telephone:	561 631 9221	Phone: 800-557-4850
Email:	corporate@sports-quest.co	EIN: 20-5351070

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